Exhibit 3.1

AMENDMENT TO THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION OF
GREENVISION ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

August 12, 2021

The undersigned, being a duly authorized officer of GreenVision Acquisition Corp. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.      The name of the Corporation is “GreenVision Acquisition Corp”.

2.      The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 11, 2019 (the “Original Certificate”). An amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 29, 2019 (the “Amended and Restated Certificate”).

3.      That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate to amend and restate Article FIFTH thereof as set forth herein, and declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

4.      This Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.

5.      This Amendment was duly adopted by the affirmative vote of the holders of a majority of the issued and outstanding stock of the Corporation at a meeting of stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate.

6.      This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

7.      The text of Article FIRST of the Corporation’s current Amended and Restated Certificate is hereby amended so that, as amended, said Article shall be and read as follows:

The name of the Corporation is Helbiz, Inc.

8.      The text of Article FIFTH of the Corporation’s current Amended and Restated Certificate is hereby amended and restated to read in full as follows:

FIFTH: Authorized Capital Stock.

Section 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is FOUR HUNDRED MILLION (400,000,000) shares, consisting of (A) THREE HUNDRED MILLION (300,000,000) shares of Common Stock, $0.00001 par value, consisting of (a) 14,225,898 shares of Class B Common Stock, $0.00001 par value per share (the “Class B Common Stock”), and (b) 285,774,102 shares of Class A Common Stock, $0.00001 par value per share (the “Class A Common Stock”); and (B) ONE HUNDRED MILLION (100,000,000) shares of Preferred Stock, $0.00001 par value per share (hereinafter, the “Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof.

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Section 2. Common Stock. A statement of the designations of each class of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

(a)  Voting Rights.

(i) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii) Each holder of shares of Class B Common Stock shall be entitled to the lesser of: (a) ten (10) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote, or for the consent of, the stockholders of the Corporation and (b) such number of votes per share as shall equal the ratio necessary so that the votes of all outstanding shares of Class B Common Stock shall equal sixty percent (60%) of all shares of Class A Common Stock and shares of Class B Common Stock entitled to vote as of the applicable date on any matter that is submitted to a vote, or for the consent of, the stockholders of the Corporation. For purposes of clarity, solely for the purpose of determining the number of votes per share of Class B Common Stock pursuant to clause (b) of this Section 2(a)(iii), the number of votes per share of Class B Common Stock on the record date on any matter that is submitted to a vote or written consent of the holders of Common Stock of the Corporation shall equal the quotient derived by the formula (X * 1.5)/Y where:

X = the number of shares of Class A Common Stock outstanding on such record date; and

Y = the number of shares of Class B Common Stock outstanding on such record date.

(b) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e) Equal Status. Except as expressly provided in this Article FIFTH, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class B Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of the Class B Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of the Class B Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of the Class B Common Stock.

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(f) Conversion.

(i) As used in this Section 2(f), the following terms shall have the following meanings:

(1) “Founder” shall mean Mr. Salvatore Palella.

(2) “Permitted Entity” shall mean any trust, account, plan, corporation, partnership, or limited liability company specified in Section 2(f)(iii) established by or for the Founder, so long as such entity meets the requirements of the exception set forth in Section 2(f)(iii) applicable to such entity.

(3) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 2(f)(i)(3):

(a) the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; or

(b) the pledge of shares of Class B Common Stock that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the holder of the Class B Common Stock continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer.”

(4) “Voting Control” with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(ii) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(iii) Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer from the Founder, or the Founder’s Permitted Entities, to the Founder or another Permitted Entity. For the purposes of this Section 2(f), a Permitted Entity is an entity that is:

(a) a trust for the benefit of the Founder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to Founder and, provided, further, that in the event the Founder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

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(b) a trust for the benefit of persons other than the Founder so long as the Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Founder, and, provided, further, that in the event the Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(c) a trust under the terms of which the Founder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (the “Code”) and/or a reversionary interest so long as the Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(d) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which the Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case the Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(e) a corporation in which the Founder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Founder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(f) a partnership in which the Founder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Founder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(g) a limited liability company in which the Founder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Founder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

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Notwithstanding the foregoing, if the shares of Class B Common Stock held by the Permitted Entity of the Founder would constitute stock of a “controlled corporation” (as defined in Section 2036(b)(2) of the Code) upon the death of the Founder, and the Transfer of shares Class B Common Stock by the Founder to the Permitted Entity did not involve a bona fide sale for an adequate and full consideration in money or money’s worth (as contemplated by Section 2036(a) of the Code), then such shares will not automatically convert to Class A Common Stock if the Founder does not directly or indirectly retain Voting Control over such shares until such time as the shares of Class B Common Stock would no longer constitute stock of a “controlled corporation” pursuant to the Code upon the death of the Founder (such time is referred to as the “Voting Shift”). If the Founder does not, within five (5) business days following the mailing of the Corporation’s proxy statement for the first annual or special meeting of stockholders following the Voting Shift, directly or indirectly through one or more Permitted Entities assume sole dispositive power and exclusive Voting Control with respect to such shares of Class B Common Stock, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iv) Each share of Class B Common Stock held of record by the Founder, or by the Founder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earlier of:

(a) the death of the Founder;

(b) the date specified by the affirmative vote of the holders of at least 50.1% of the then outstanding shares of Class B Common Stock, voting as a single class; and

(c) at 5:00 p.m. (New York time) on the first calendar day falling on or after the two (2) year anniversary of the date on which this Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Mandatory Conversion Date”).

(v) Following any conversion of shares of Class B Common Stock into Class A Common Stock, the reissuance of such shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing by the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class B Common Stock in this Certificate of Amendment to the Certificate of Incorporation shall be eliminated.

(vi) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive.

(vii) In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 2, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred, at the time that the Corporation’s transfer agent receives the written notice required, the death of the Founder, or immediately upon the Mandatory Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2 shall be retired and may not be reissued.

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(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. If there is to be a conversion of Class B Common Stock into Class A Common Stock, but there are not enough authorized but unissued shares of Class A Common Stock for such conversion, the Class B Common Stock shall thereafter, for all purpose, be deemed amended such that such shares of Class B Common Stock shall be equivalent in all respects, including voting rights, with shares of Class A Common Stock.

(h) Limitation on Issuance. Other than as may be issued hereunder pursuant to Section 2(b) or Section 2(d), the Corporation may not issue (i) any shares of Class B Common Stock to anyone other than the Founder or a Permitted Entity or (ii) any shares of Class B Common Stock in excess of 14,225,898 shares of Class B Common Stock. For the purposes of clarity, subject to the provisions of Section 2(b) and 2(d), the maximum number of shares of Class B Common Stock that the Corporation may issue to the Founder or a Permitted Entity is 14,757,543 shares of Class B Common Stock. After the Mandatory Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock.

Section 3. Change in Control Transaction. The Corporation shall not consummate a Change in Control Transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the stockholders of the Corporation, of the holders of the greater of: (A) a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote thereon, voting together as a single class, and (B) sixty percent (60%) of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting called to consider the Change in Control Transaction and entitled to vote thereon, voting together as a single class. For the purposes of this section, a “Change in Control Transaction” means the occurrence of any of the following events:

(a) the sale, encumbrance or disposition (other than non-exclusive licenses in the ordinary course of business and the grant of security interests in the ordinary course of business) by the Corporation of all or substantially all of the Corporation’s assets;

(b) the merger or consolidation of the Corporation with or into any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(c) the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than forty percent (40%) of the total voting power of the Corporation before such issuance, to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Securities Exchange Act of 1934 (or any successor provision) such that, following such transaction or related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation, after giving effect to such issuance.

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Section 4. Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix for each such series the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by applicable law. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, GreenVision Acquisition Corp. has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GreenVision Acquisition Corp.
By:	/s/ David Fu
Name: Zhigeng (David) Fu
Title: Chief Executive Officer

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